Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) made this 14th day of March, 2022 (the “Effective Date”), by and between ADCOMP LLC, a Utah limited liability company (“Seller”), and POLARITYTE, INC., a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, Buyer is the tenant under a lease dated December 12, 2017 (the “Lease”) with Seller for the Premises (as defined in the Lease) located at 1960 South 4250 West, Salt Lake City, State of Utah, and Buyer has exercised its option under the Lease to purchase the Premises and pursuant thereto Buyer and Seller have agreed to the terms of purchase set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration to each of the parties hereto paid by the other, the receipt and sufficiency whereof are hereby acknowledged, it is hereby mutually covenanted and agreed by Seller and Buyer as follows:

1. AGREEMENT TO SELL AND PURCHASE.

Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions hereafter set forth, that certain parcel located in Salt Lake County, Utah, including the following (collectively the “Property”):

(a) The real property described on Exhibit “A” attached hereto and all improvements thereon (Tax Parcel 15-18-401-005) together with all roadways, alleys, rights-of-ways, easements, servitudes and privileges and appurtenances of Seller pertaining thereto, including any right, title, and interest of Seller in and to any streets, roads and alleys adjoining said real property (the “Real Property”);

(b) All equipment, fixtures, and all other tangible and intangible personal property, if any, owned by Seller and situated on and used in connection with the operation of the Real Property (the “Personal Property”);

(c) All of Seller’s right, title, and interest in and to all assignable governmental permits, licenses, certificates, and approvals that are unique to the ownership and operation of the Real Property; and

(d) All of Seller’s right, title, and interest in and to all assignable warranties of contractors, manufacturers and suppliers affecting the Real Property or Personal Property, if any, together with any service contracts which Buyer desires to assume at Closing, as and to the extent identified by Buyer to Seller prior to expiration of the Due Diligence Period.

1

2. PURCHASE PRICE.

Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for an amount equal to Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00) (the “Purchase Price”). The Purchase Price shall be payable according to the following schedule:

(a) One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Deposit”) has been deposited by Buyer with Cottonwood Title Insurance Agency, Inc., 1996 East 6400 South, Suite 120, Salt Lake City, UT 84121 (Attn: Cort Ashton) (“Escrow Holder”). Buyer may terminate this Agreement for any reason prior to the expiration of the Due Diligence Period (as defined below), in which event Buyer shall receive a refund of the Initial Deposit. If Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, then this Agreement shall continue, and the Deposit shall be nonrefundable to Buyer except as set forth herein. The Deposit, at Buyer’s election, may be placed in an interest-bearing account, and shall be maintained at a federally insured bank by Escrow Holder, and the term Deposit shall include all interest earned thereon, if any. It is understood and agreed that, except as expressly provided herein, the Deposit shall be deemed earned by Seller and non-refundable to Buyer in all events.

(b) The Deposit shall be applied to the Purchase Price at Closing. The Purchase Price, less the Deposit, together with any and all other amounts due and payable by Buyer on the Closing Date as set forth herein, shall be due and payable to Seller in full on or before the Closing Date.

3. DELIVERY OF PROPERTY DOCUMENTS

Within five (5) Business Days after the Effective Date of this Agreement, Seller shall deliver, or make available for inspection, the following documents pertaining to the development, ownership, or operation of the Property, to the extent such items presently exist and are in Seller’s possession or control: any leases, licenses or other agreements permitting any party to possess, occupy or enter into all or any portion of the Property that will survive Closing; any service, vendor, or other similar third party contracts that will survive Closing (collectively the “Documents”). Seller agrees to promptly supplement the Documents to the extent additional Documents become available and to notify Buyer of the same. Seller does not warrant the accuracy of any of the documents or information provided under this Section 3 and Buyer shall have no right to rely on any Documents without the written consent of the party preparing same. In the event this Agreement is terminated prior to the Closing, Buyer shall return all copies of the Documents to Seller, and Buyer shall be obligated to keep the contents of the Documents confidential, as further described in Section 30. This Section 3 shall survive the termination of this Agreement.

2

4. DUE DILIGENCE.

(a) Condition of Property. Throughout the term of this Agreement Buyer shall be permitted to (i) conduct any physical examinations, inspections, reviews, studies or tests of the Property, with the exception of the books, records, documents and other items with respect to the operation of the Property, at Buyer’s expense, which Buyer reasonably deems necessary, but no sampling, drilling, staking, or other activity which would penetrate or alter the surface of the Property or improvements shall occur without the prior notice and consent of Seller; and (ii) contact and/or communicate with any governmental authority having jurisdiction over the Property upon prior notice to Seller (singularly and collectively, the “Inspections”). In connection with the Inspections, Seller shall permit Buyer and its designated representatives, accountants, agents, attorneys, employees, lenders, contractors, appraisers, architects, and engineers (collectively, “Permittees”), upon at least twenty-four (24) hours’ notice and between the hours of 8:00 a.m. to 6:00 p.m., access to and entry upon the Property to conduct the Inspections. A representative of the Seller may accompany any or all of the Permittees, provided that such right shall not cause undue delay in Buyer’s Inspections and shall not be a condition precedent to Buyer performing the Inspections and Seller agrees to make such representative available. Buyer shall not cause or permit any damage or injury to be done to the Property. Buyer, at Buyer’s expense, shall obtain insurance policies in amounts reasonably determined by Seller covering the activities of Buyer and Permittees in conducting due diligence activities on the Property. Seller shall be shown as an additional insured on any such policy. The parties agree and acknowledge that the insurance maintained by the Buyer under the Lease satisfies the insurance requirements stated in this Section 4(a). Buyer and its agents shall not unreasonably interfere with the activities and businesses of the tenants of the Property. Buyer, at its sole cost and expense, shall promptly repair and restore all damage to the Property and Buyer irrevocably and unconditionally agrees to indemnify, defend, and hold Seller harmless against any and all claims for bodily injury, property damage, and mechanics’ liens arising out of any actions of Buyer or its Permittees on the Property in the course of such activities. The indemnity contained herein shall (a) survive the Closing hereunder or the termination of this Agreement, as the case may be, and (b) not apply to the mere discovery of a pre-existing condition at the Property.

Buyer’s obligation to purchase the Property pursuant to this Agreement is contingent upon Buyer being satisfied, in Buyer’s sole and absolute discretion, with the results of the Inspections on or before the expiration of the Due Diligence Period (as defined in Section 4(d) below). This Agreement, and all of Buyer’s obligations hereunder, shall terminate, and Buyer shall receive immediate return of its Deposit, if Buyer delivers written notice to Seller at any time prior to expiration of the Due Diligence Period electing to not proceed under this Agreement on the basis of its Inspections. If not previously terminated by Buyer as specifically provided for herein, Buyer shall not have a right to terminate this Agreement pursuant to this Section 4(a) following expiration of the Due Diligence Period.

(b) Title. Within ten (10) Business Days after the execution of this Agreement, Seller shall cause Escrow Agent to deliver to Buyer an ALTA commitment for title insurance (the “Commitment”) for the Property, along with copies of all items identified as exceptions in the Commitment, agreeing to issue to Buyer, at the Closing, a standard owner’s policy of title insurance on ALTA Form B-2006 for the Property in the amount of the Purchase Price, insuring the good and clear fee title, both of record and in fact, of Buyer to the Real Property, subject only to the Permitted Exceptions (singly and collectively, the “Title Policy”). Buyer shall pay the additional cost of the premiums for any additional or different title insurance coverage requested by Buyer, including extended coverage and any requested title endorsements that are not the responsibility of Seller pursuant to this Agreement.

(c) Survey. Buyer, at its sole cost, shall have the right to obtain a new or updated ALTA “as built” survey of the Real Property (the “Survey”).

3

(d) Due Diligence; Title Review. The “Due Diligence Period” means the period commencing on the Effective Date and ending at 5:00 p.m. Mountain Time on the date that is forty-five (45) days following the Effective Date (provided that if such date is not a Business Day, then by 5:00 p.m. Mountain Time on the immediately following Business Day). Buyer shall within ten (10) business days from the delivery of the Commitment notify Seller in writing specifying Buyer’s title objections (the “Title Objections”), if any, to the state of title as reflected in the Commitment and the Survey (“Buyer’s Title Notice”). All matters contained in the Commitment and the Survey, which are not listed as Title Objections in Buyer’s Title Notice, shall be deemed to be accepted by Buyer and considered to be Permitted Exceptions with respect to the Real Property. With respect to all Title Objections, Seller agrees, at or prior to Closing, to remove all Mandatory Cure Items (whether or not Buyer objects in Buyer’s Title Notice); it being acknowledged that none of the Mandatory Cure Items shall be deemed Permitted Exceptions. Seller shall notify Buyer in writing within five (5) days after it receives Buyer’s Title Notice, except with respect to the Mandatory Cure Items, either that (i) Seller shall remove any Title Objections prior to the Closing at no cost to Buyer (in which case Seller agrees to remove such Title Objections), and Seller shall promptly provide Buyer with evidence satisfactory to Buyer of Seller’s ability to so remove such Title Objections; or (ii) Seller elects not to cause such Title Objections to be removed. If Seller fails to respond to Buyer’s Title Notice within such five (5) day period, then Seller shall be deemed to have elected not to cause all of the Title Objections set forth in the Buyer’s Title Notice to be removed on or before the Closing Date. In the event Seller selects option (ii) or is deemed to have elected option (ii) (other than with respect to a Mandatory Cure Item), Buyer may, at its sole election: (A) terminate this Agreement at any time prior to expiration of the Due Diligence Period, or (B) subject to Section 4(e) hereof, elect to proceed with the Closing subject to all such Title Objections. As used in this Agreement, “Permitted Exceptions” means all title and survey matters approved or deemed approved by Buyer in accordance with this Section 4 and all easements, restrictions, rights-of-way and other matters of record or that would be disclosed by a survey or physical inspection of the property, zoning and other governmental regulations, and taxes and assessments for the year 2022 and thereafter; and “Mandatory Cure Items” means (i) mortgages or any other monetary liens or encumbrance, excluding mechanics’ liens, arising during the period of Seller’s ownership of the Property by or through Seller that can be satisfied and discharged with the payment of money and are not caused by Buyer, (ii) any item Seller expressly agrees to cause the title company to omit from, or insure over in, the Title Policy, and (iii) any items filed by Seller or caused by Seller after the effective date of the Commitment, except to the extent approved by Buyer in writing or caused by Buyer.

(e) Final Title Review. If any title or survey matter arises between the date of the Commitment and the Closing Date that was not contained in the Commitment and was caused by Seller, then Buyer shall have three (3) days to notify Seller in writing if Buyer objects to such new matters (“Supplemental Title Objections”). With respect to all Supplemental Title Objections, Seller agrees, at or prior to Closing, to remove any Mandatory Cure Items and acknowledges the same will not be Permitted Exceptions. If Seller will be unable or fails (except with respect to Mandatory Cure Items), as applicable, to remove such Supplemental Title Objections by the Closing Date, it shall immediately notify Buyer in writing of such fact, but not later than five (5) Business Days prior to the Closing Date. In such event, Buyer may, at its sole election: (A) terminate this Agreement, or (B) elect to proceed with the Closing subject to such Supplemental Title Objections.

4

(f) Termination. If Buyer timely elects to terminate this Agreement under any of the foregoing provisions of this Section 4, then the Deposit and all interest earned on the Deposit shall be promptly returned to Buyer, and this Agreement shall be null and void in all respects, and thereafter neither party shall have any further rights, liabilities, or obligations hereunder, except as to those provisions herein that expressly survive termination. If Buyer fails to deliver the written notice of termination prior to expiration of the Due Diligence Period, then except for a Seller default hereunder (or in an event described in Sections 16 and 17 below), the Deposit shall be fully earned by Seller and nonrefundable to Buyer.

5. BUYER’S CONDITIONS.

Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Property is subject to Buyer’s written approval, or Buyer’s waiver in writing, of the following matters:

(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date.

(b) No Change in Condition of Property. There shall be no material change in the condition of the Property that would have a material impact on the value of the Property, between the Effective Date and the Closing Date.

(c) Deliveries. As of the Closing Date, Seller shall have tendered all deliveries to be made at Closing.

(d) Actions, Suits, etc. Seller shall not be a party to or the subject of any pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings, that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

6. SELLER’S CONDITIONS

Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligation to sell the Property is subject to Seller’s written approval, or Seller’s waiver in writing, of the following matters:

(a) Representations and Warranties. Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date.

5

(b) Deliveries. As of the Closing Date, Buyer shall have tendered all deliveries to be made at Closing.

(c) Actions, Suits, etc. Buyer shall not be a party to or the subject of any pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings, that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.

If any or all of the Seller’s conditions are not satisfied or waived by Buyer on or before the date established for the Closing, then Buyer shall notify Seller in writing, not later than two (2) business days following the date such condition is to be satisfied, of those conditions which have not been satisfied or otherwise waived by Buyer (the “Closing Conditions Failure Notice”). Buyer’s failure to provide such notice shall be deemed approval by Buyer of all matters to which Buyer does not timely and properly object. Seller shall have five (5) business days after Buyer has delivered to Seller the Closing Conditions Failure Notice (and the Closing shall be extended, if necessary to give Seller such five (5) business day period) to notify Buyer in writing of Seller’s election either to (a) take such actions as may be necessary to cure such matters to Buyer’s reasonable satisfaction prior to the date of Closing (as same may be extended by written agreement of Seller and Buyer or extended as set forth above), or (b) advise Buyer that Seller will not cure such matters prior to the date of Closing, as extended (the “Seller’s Conditions Notice”). If or to the extent Seller elects not to cure such matters, or if Seller fails to deliver a Seller’s Condition Notice, then within five (5) business days after Buyer’s receipt of the Seller’s Conditions Notice or the date such notice was due, if applicable, (and the Closing shall be extended, if necessary to give Buyer such five (5) business day period), Buyer, at its sole option, may elect either to: (a) terminate this Agreement and receive a return of the Deposit; or (b) waive such Closing condition and proceed to Closing. If Seller elects to cure such matters as set forth in the Closing Conditions Failure Notice, Seller shall promptly take any and all actions as may be necessary to cure same and the date of the Closing may be extended for a period of time acceptable to both Seller and Buyer, but not to exceed five (5) business days, to enable Seller to accomplish same.

7. CLOSING, DELIVERY OF DOCUMENTS

(a) Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at a closing (the “Closing”) on November 15, 2022; provided, however, that Buyer may elect by delivering to Seller written notice no later than 5:00 p.m., Mountain Time, on November 10, 2022, to extend the date of the Closing by up to fifteen (15) calendar days, by depositing a non-refundable extension deposit equal to $50,000 (the “Extension Deposit”). The Extension Deposit shall be applicable to the Purchase Price paid by Buyer at Closing.

(b) Closing Costs. Seller shall pay the cost of the premium for a standard form of owner’s policy of title insurance. Seller shall pay the costs of recording the deed. Seller shall also be responsible for any prepayment penalties, defeasance costs, or other similar costs associated with the satisfaction and repayment of any existing mortgage loans relating to the Property. Buyer shall be responsible for all costs associated with any mortgagee title policy (if any) and any additional premiums for any title insurance above that of a standard owner’s title insurance policy and any title endorsements requested by Buyer. Buyer shall be responsible for all costs associated with the Survey. Buyer and Seller shall each pay one-half (1/2) of the escrow fees of Escrow Holder. Except as otherwise provided for herein, all other closing costs shall be borne by the respective parties in a manner customary for commercial real estate closings in Salt Lake County, Utah. Each party shall pay for its own attorneys’ fees in connection with Closing.

6

(c) Prorations. Seller and Buyer agree to adjust the following as of 11:59 p.m. of the day immediately preceding the Closing Date (the “Adjustment Date”): (i) real estate taxes and installments of special assessments and assessments due and payable in the year of closing shall be prorated on a calendar year basis, and any assessments, water/sewer charges, utility charges, other operating expenses and personal property taxes payable by the owner of the Property (subject to Seller’s ongoing obligation under the Lease to be responsible for a pro rata share of such amounts); (ii) rents (subject to the terms of (d) below) and other income from the Property, and any other obligations, if any, assumed by Buyer shall be prorated as of the Adjustment Date on the basis of the time period for which such expenses are billed.

(d) Utilities. Buyer shall put all utilities servicing the Property into the name of the Buyer. Seller shall be entitled to all deposits made by Seller and held for the benefit of Seller presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with any such utilities providers. Seller shall not withdraw any deposits until seven (7) days after Closing.

(e) Base Rent; Lease Security Deposit. The parties hereto agree and acknowledge that Buyer shall continue to pay to Seller the Base Rent (as defined in the Lease) due and payable under the Lease through the term of the Lease. Under the Lease, Buyer paid to Seller $206,704 as a Security Deposit (as defined in the Lease). Any portion of the Security Deposit that Seller would be obligated to return to Buyer in accordance with the terms of the Lease shall instead be applied at Closing as a credit against payment of the Purchase Price. Upon Closing the Lease shall be deemed terminated in accordance with its terms as of the date of Closing; provided, however, regardless of the date of Closing no portion of the Base Rent paid under the Lease for the month of November 2022 shall be refunded by Seller to Buyer.

(f) Reconciliation. All items described in this Section 7 that are capable of being prorated as of the Closing Date shall be prorated as of the Closing Date. If any of the amounts to be prorated under this Section 7 cannot be calculated with complete precision at Closing because the amount or amounts of one or more items included in such calculation are not then known, then such calculation shall be made on the basis of the reasonable estimates of Seller and Buyer, subject to prompt adjustment (by additional payment or refund, as necessary) within sixty (60) days of the Closing Date. This provision shall survive Closing.

8. SELLER’S OBLIGATIONS AT CLOSING

Subject to the terms, conditions, and provisions hereof, and contemporaneously with the performance by Buyer of its obligations set forth in Section 9 below, Seller shall do the following at Closing:

(a) Execute, acknowledge, and deliver to Escrow Holder a Special Warranty Deed in form attached as Exhibit “B” hereto (the “Deed”). Such deed shall be duly executed and acknowledged by Seller and in a proper form for recording.

7

(b) Execute, acknowledge, and deliver to Buyer a Bill of Sale, (the “Bill of Sale”), in the form attached hereto as Exhibit “C” hereto.

(c) Execute, acknowledge, and deliver to Buyer an assignment of Seller’s interests in the property (the “General Assignment”), in form attached hereto as Exhibit “D” hereto.

(d) Execute, acknowledge, and deliver to Buyer a non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

(e) Execute, acknowledge, and deliver to Buyer an owner’s title affidavit in form and substance acceptable to Seller, Buyer, and the Escrow Holder to permit the deletion of the so-called “standard” exceptions from the Title Policy; provided, however, that Seller shall not be required to provide any indemnities in connection with such owner’s affidavit nor shall Seller be required to incur any cost or liability pursuant to such owner’s affidavit, nor for extended ALTA coverage or any endorsements requested by Buyer.

(f) Deliver other documents as the Escrow Holder may reasonably require to consummate the sale of the Property to Buyer.

9. BUYER’S OBLIGATIONS AT AND FOLLOWING CLOSING

Subject to the terms, conditions, and provisions hereof, and contemporaneously with the performance by Seller of its obligations set forth in Section 8 hereof, Buyer shall do the following at Closing:

(a) Deliver to Seller the payment set forth in Section 2 hereof, as adjusted pursuant to Section 6 hereof.

(b) Execute, acknowledge, and deliver to Seller the Bill of Sale.

(c) Execute, acknowledge, and deliver to Seller the General Assignment.

(d) Deliver other documents as the Escrow Holder may reasonably require to consummate the sale of the Property to Buyer.

8

10. CONDITION OF PROPERTY

Buyer acknowledges and agrees that Buyer has (or by the Due Diligence Date will have had the opportunity to make) such independent factual, physical and legal examinations and inquiries as Buyer deems necessary with respect to the Property, and is relying solely upon Buyer’s own independent factual, physical and legal investigations, examinations, and inquiries in determining that the Property is suitable and adequate in all respects for any and all activities which Buyer may elect to conduct thereon. Seller is making no representation, warranty or other agreement or promise with respect to the Property, whether express or implied or arising by operation of law, except as expressly set forth in Section 15 hereof and any documents delivered at Closing. Without limiting the generality of the foregoing sentence, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT AND ANY DOCUMENTS DELIVERED AT CLOSING, THE PROPERTY IS BEING WILL BE SOLD AND CONVEYED TO (AND WILL BE ACCEPTED BY BUYER) AT CLOSING IN THE THEN EXISTING CONDITIONS OF THE PROPERTY SOLD “AS IS,” “WHERE IS” AND “WITH ALL DEFECTS” AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW.

11. EXPENSES

Each party hereto will pay the expenses incurred by it under or in connection with this Agreement, including counsel fees and expenses of its representatives, whether or not the transaction contemplated by this Agreement is consummated, except as otherwise specifically provided for herein. In any action arising out of this Agreement by Buyer or Seller, the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees, costs, and expenses in prosecuting or defending such action.

12. BROKERAGE

Each party represents and warrants to the other party that, except for Jim Sheldon at Newmark Grubb ACRES Commercial Real Estate representing Seller, no third-party broker or finder has been engaged or consulted by such party or through such party’s actions is entitled to compensation as a consequence of this transaction. The Broker shall be paid at Closing based on a separate agreement between Seller’s Broker and Seller. Each party shall indemnify, defend and hold the other party harmless against any and all claims of any other brokers, finders or the like, claiming any right to commission or compensation by or through acts of such party or such party’s partners, agents or affiliates in connection with this Agreement. These indemnity obligations include all damages, losses, costs, liabilities, and expenses, including reasonable attorneys’ fees and litigation costs, which may be incurred by the party being indemnified. The provisions of this Section 12 will survive the expiration or earlier termination of this Agreement.

13. REMEDIES AND LIMITATIONS THEREON

(a) Seller Default. Anything to the contrary notwithstanding, if Seller materially defaults in its obligations under this Agreement, Buyer shall so notify Seller and Escrow Agent in writing stating with specificity the nature of Seller’s breach and the action required by Seller for Seller to cure such breach. If Seller has not completed such cure within five (5) business days after its receipt of such written notice from Buyer, Buyer shall notify Seller and Escrow Agent of Seller’s failure to cure and Buyer shall elect, as its sole and exclusive remedy, either:

(i) to seek specific performance of Seller’s obligations under this Agreement; or

9

(ii) to waive any default and close in accordance with this Agreement; or

(iii) to terminate this Agreement by notice to Seller and receive a return of the Deposit as liquidated damages.

(b) Buyer Default. If at any time prior to or at Closing Buyer shall be in Default (as defined in the Lease) under the Lease and Buyer has failed to timely cure any such Default, Buyer shall be in default under this Agreement. If Buyer shall default in its obligations hereunder, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement and recover from Buyer the sum of the Deposit as liquidated damages. Notwithstanding the foregoing, if Buyer is in default under this Agreement as a result of a Default under the Lease, nothing herein shall be construed to limit Seller’s remedies for Default as set forth in the Lease, and this provision shall not be deemed to supersede any provisions of the Lease.

(c) Seller and Buyer agree that in the event of a default by Buyer, the actual measure of damages will be difficult to calculate, and the liquidated damages set forth in this Section 13 are an appropriate measure thereof and not overburdensome or a penalty.

(d) In the event that either party hereto delivers written notice to the Escrow Holder that it disputes the right of the other party to receive the Deposit, the Escrow Holder may hold the Deposit or interplead the Deposit into a court of competent jurisdiction in District Court for Salt Lake County, Utah. All attorneys’ fees and costs and Escrow Holder’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit or if the Deposit is distributed in part to both Seller and Buyer, then in the inverse proportion of such distribution.

14. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as of the Effective Date, and as again as of the Closing Date, as follows:

(a) Buyer has been duly organized and is validly existing as a corporation in good standing and is qualified to do business in the State of Utah. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer enforceable in accordance with their terms.

(b) Buyer has sources of third-party financing necessary to consummate this Agreement.

10

(c) There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer that is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer that challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(d) To Buyer’s knowledge, Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by means the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. To Seller’s knowledge, Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by means the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance; and neither: (i) Buyer nor any person or entity controlled by Buyer; nor (ii) to the best of knowledge of Buyer, after making due inquiry, any person or entity who owns a controlling interest in or otherwise controls Buyer; nor (iii) to the best of knowledge of Buyer, after making due inquiry, if Buyer is a privately held entity, any person or entity otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer; nor (iv) any person or entity for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List (defined below), nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC. For purposes of this Agreement, an “OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. Neither: (i) Seller, any person or entity within the Seller Group including Seller’s property management company or affiliated or related entities of Seller nor any person or entity controlled by Seller; nor (ii) to the best of knowledge of Seller, after making due inquiry, any person or entity who owns a controlling interest in or otherwise controls Seller; nor (iii) to the best of knowledge of Seller, after making due inquiry, if Seller is a privately held entity, any person or entity otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (iv) any person or entity for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List (defined above), nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

11

(e) Buyer’s representations, covenants, and agreements contained in this Section shall survive the Closing and the delivery of the Deed or any expiration or termination of this Agreement for a period of six (6) months.

15. SELLER’S WARRANTIES AND COVENANTS

(a) Warranties. Seller hereby represents and warrants to Buyer as of the Effective Date, and again as of the Closing Date, as follows:

(i) Due Authority. This Agreement and all documents, certificates and instruments executed or to be executed by Seller in connection with the transfer of the Property to Buyer have been or shall be duly authorized, executed, and delivered, and each constitutes or shall constitute a legal, valid, and binding agreement enforceable against Seller in accordance with its terms.

(ii) Seller’s Consents. Seller represents that the transaction contemplated hereby has received such approvals as may be necessary to authorize Seller to perform its obligations hereunder, and Seller represents that no further act, consent, or approval by any other person is required of Seller to convey the Property to Buyer pursuant to this Agreement.

16. DAMAGE TO PROPERTY

In the event of damage to or destruction of all or any part of the Property by fire or other casualty (“Casualty Damage”) prior to the Closing Date, it is agreed as follows:

(a) Closing shall be extended for a period of up to thirty (30) days following the date of such Casualty Damage, during which time Seller shall use commercially reasonable efforts to determine the cost of repairing such Casualty Damage and provide Buyer with (i) an independent estimate of the cost of repair of such Casualty Damage (the “Cost Estimate”) made by a reputable general contractor in the area of the Property who regularly performs the type of repair work required and is reasonably acceptable to Buyer, and (ii) evidence of the availability of insurance proceeds (“Insurance Information”) which (combined with any deductible amount payable by Seller) will be sufficient to cover the cost of such Casualty Damage. If, for any reason whatsoever, Seller does not deliver the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and if Buyer does not waive such requirement, then Buyer may terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Buyer, except as to any obligation which is expressly stated in this Agreement to survive termination of this Agreement.

(b) If Seller provides the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and the Cost Estimate is not greater than TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), Seller shall assign all of Seller’s rights to the available insurance proceeds to Buyer at Closing and, unless otherwise paid by Seller, pay to Buyer at Closing any applicable deductible amount in respect of such insurance (as well as any insurance proceeds theretofore received by Seller in respect of such Casualty Damage) and Closing shall occur on the Closing Date without reduction in Purchase Price.

12

(c) If Seller provides the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and the Cost Estimate is equal to or greater than TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), Buyer shall have the election, exercisable within thirty (30) days following delivery of the Cost Estimate and the Insurance Information to Buyer, to terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Buyer and, except as to any obligation which is expressly stated in this Agreement to survive termination of this Agreement, neither Seller nor Buyer shall have any further obligation under this Agreement. If Buyer does not elect to so terminate this Agreement, the purchase and sale of the Property shall be consummated as provided in this Agreement, in which event Seller, at Closing, shall assign to Buyer Seller’s rights to the insurance proceeds payable in respect of the Casualty Damage and pay to Buyer the amount of the applicable deductible in respect of such insurance, and deliver to Buyer any insurance proceeds theretofore received by Seller in respect of such Casualty Damage.

If Buyer elects to terminate this Agreement pursuant to this Section 16, then the terms of the Lease shall control in the event of Casualty Damage.

17. CONDEMNATION OF PROPERTY

In the event of condemnation or sale in lieu of condemnation of all or a material portion of the Property prior to the Closing, Buyer shall have the option, to be exercised within ten (10) days after receipt of notice of such condemnation or sale, of (i) terminating Buyer’s obligations under this Agreement or (ii) electing to have this Agreement remain in full force and effect. In the event Buyer elects not to terminate Buyer’s obligations under this Agreement, Seller shall assign to Buyer any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Buyer shall take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Buyer elect to terminate Buyer’s obligations under this Agreement under the provisions of this Section 17, the Deposit shall be returned to Buyer and neither Seller nor Buyer shall have any further obligation under this Agreement. A condemnation by eminent domain of a portion of the Property shall be deemed to affect a “material portion” of the Property if the estimated value of the portion of the Property taken exceeds Two Hundred Fifty Thousand Dollars ($250,000). The phrase “estimated value” shall mean an estimate obtained from an M.A.I. appraiser, who has at least five (5) years of experience evaluating property located in Salt Lake County, Utah, similar in nature and function to that of the Property, selected by Seller and approved by Buyer. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of which shall be given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Buyer shall not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom shall be assigned to Buyer at Closing and shall be the exclusive property of Buyer upon Closing.

13

If Buyer elects to terminate this Agreement pursuant to this Section 17, then the terms of the Lease shall control in the event of condemnation.

18. NOTICES

All notices, demands, consents, approvals or other communications which are required or desired to be given by either party shall be deemed to have been duly given by either party upon sending if telefaxed, emailed, delivered via overnight mail (i.e., Federal Express), or personally delivered or upon receipt if mailed, by certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

If to Buyer to:

PolarityTE, Inc.

Attn: Mark Lehman, Chief Legal Officer

1960 South 4250 West Salt Lake City

Salt Lake City, Utah 84101

Email: marklehman@polarityte.com

If to Seller to:

Adcomp LLC

Attn: Randy Philpot

2575 South 3270 West

Salt Lake City, Utah 84119

Email: randy@advancedcomposites.com

With a copy to:

Fabian Vancott

Attn: Nicole M. Deforge

215 S. State St. Ste 1200

Salt Lake City, Utah 84111

Email: ndeforge@fabianvancott.com

If to Escrow Agent:

Cottonwood Title Insurance Agency, Inc.

Attn: Cort Ashton

1996 Easte 6400 South, Suite 120

Salt Lake City, UT 84121

Email: Cort@cottonwoodtitle.com

14

19. AMENDMENT

Neither this Agreement nor any terms or provision hereof may be changed, waived, discharged, or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

20. BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the respective parties, and their respective successors and permitted assigns.

21. NO ASSIGNMENT

Seller shall not assign its rights in this Agreement or part thereof, to any other person or entity except with Buyer’s prior written approval, which approval shall not be unreasonably withheld by Buyer. Buyer shall not assign its rights in this Agreement or part thereof, except to an entity that is a wholly owned subsidiary of Buyer, except with Seller’s prior written approval, which approval shall not be unreasonably withheld by Seller.

22. GOVERNING LAW; VENUE

Irrespective of the place of execution or performance of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah. Any dispute shall be resolved by a federal or Utah state court of competent jurisdiction located in Salt Lake County, Utah. By executing this agreement, each party hereto expressly (i) consents and submits to personal jurisdiction consistent with the previous sentence, (ii) waives, to the fullest extent permitted by law, any claim or defense that such venue is not proper or convenient and (iii) consents to the service of process in any manner authorized by Utah law. Any final judgment entered in an action brought hereunder shall be conclusive and binding upon the parties hereto.

23. CONSTRUCTION

This Agreement shall be construed without regard to any assumption or other rule requiring construction against the part causing this Agreement to be drafted. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The captions of this Agreement are for convenience only and are not to be construed as defining or limiting in any way the scope or intent of any of the provisions hereof. The unenforceability or invalidity of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provisions hereof.

24. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

15

25. RECORDATION

Neither this Agreement nor any memorandum thereof shall be recorded by either party.

26. SECTION 1031 EXCHANGE

Either party hereto may elect to seek to structure its purchase or sale, as applicable, of the Property as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“1031 Exchange”), subject to the limitations set forth herein. Each party shall reasonably cooperate with the other, at no material cost to such cooperating party, in connection with the same, including, but not limited to, executing and delivering a consent to an assignment to a qualified exchange intermediary of rights (but not obligations) under this Agreement; provided that (i) neither party shall be required to incur any additional liabilities or financial obligations as a consequence of such cooperation, (ii) neither party shall be relieved of its obligations, representations, or warranties under this Agreement, and (iii) any attempt to structure an acquisition or sale of the Property as a 1031 Exchange shall not be a condition to, and shall not delay or extend, the Closing. Additionally, in connection with any 1031 Exchange, neither party shall be required to acquire title to any other property. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal, or other advice regarding the efficacy of any attempt to structure the transaction as a 1031 Exchange. The party electing to structure its purchase or sale as a tax deferred exchange in accordance with this section, agrees to save, protect, defend, indemnify, and hold the other harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the other may be exposed, due to an attempt to structure the transaction as a 1031 Exchange that is not in accordance with applicable law and customary procedures customarily employed in the completion of such exchanges.

27. SOLE AGREEMENT, PRIOR AGREEMENTS

Except for the Lease, this Agreement supersedes all prior negotiations, discussions, understandings, and agreements between the parties, and constitutes the sole and entire agreement of the parties respecting the subject matter hereof, and in no event shall either party be charged with any covenant, representation, warranty, guaranty, indemnity, or other agreement except to the extent expressly stated in this Agreement. The termination of this Agreement for any reason or the failure by either party to complete the Closing or consummate the transactions contemplated by this Agreement for any reason shall not be a default under the Lease and all of the rights and obligations of the parties under the Lease shall remain in full force and effect; provided, however, that if the failure to complete the Closing is a result of Buyer’s default under this Agreement, then the Option provided for in Section 2.5 of the Lease shall be terminated and cease to be exercisable by Buyer.

16

28. NON-WAIVER OF RIGHTS

No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.

29. DAYS

The terms “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays, and holidays. The term “Business Day” shall mean days other than Saturdays, Sundays, and holidays. If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following Business Day.

30. FURTHER ASSURANCES

Buyer and Seller each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transaction contemplated hereby.

31. WAIVER OF JURY TRIAL

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION, OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, ARISING FROM OR RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

32. TIME OF THE ESSENCE

Time is of the essence in the observance of the provisions of this Agreement.

33. NO MERGER

Notwithstanding anything to the contrary in this Agreement or the Lease, unless and until the Closing occurs there shall be no merger of the Lease, or of the leasehold estate created thereby, with the fee estate in and to the Property by reason of the fact that the Lease, or the leasehold estate created by thereby, or any interest in either thereof, may be held directly or indirectly by or for the account of any person who shall own the fee estate in and to the Property, or any portion thereof, and no such merger shall occur unless and until all persons at the time having any interest in the fee estate and all persons having any interest in this Lease or the leasehold estate, including the landlord under the Lease, shall join in a written instrument effecting such merger.

17

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:

ADCOMP LLC, a Utah limited liability company

By:	/s/ Randall J. Philpot
Name:	Randall J. Philpot
Title:	Manager

BUYER:

POLARITYTE, INC., a Delaware corporation

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

List of Exhibits:

Exhibit “A”	Legal Description
Exhibit “B”	Form of Special Warranty Deed
Exhibit “C”	Form of Bill of Sale
Exhibit “D”	Form of Assignment Agreement

18

JOINDER BY ESCROW HOLDER

Cottonwood Title Insurance Agency, Inc., referred to in this Agreement as the “Escrow Holder,” hereby acknowledges that it received this Agreement executed by Seller and Buyer on the _____day of _____________, 202___, and accepts the obligations of the Escrow Holder as set forth herein. It further acknowledges that it received the Deposit on the ______ day of ________________, 202___. The Escrow Holder hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under the Internal Revenue Code.

COTTONWOOD TITLE INSURANCE AGENCY, INC.

By:
Name:
Its:
Date:	________________ ___, 202___

19

EXHIBIT “A”

(Description of Property)

A parcel of land being a part of Lot 6 of CENTENNIAL INDUSTRIAL PARK, PHASE IV SUBDIVISION, located in Section 18, Township 1 South, Range 1 West, Salt Lake Base and Meridian, the official plat thereof was recorded June 8, 1979 as Entry No. 3291285 in Book 79-6 at Page 216 in the office of the Salt Lake County Recorder. Said parcel of land being more particularly described as follows:

Beginning at the Southwest corner of said Lot 6; and running thence North 00°07’23” West a distance of 1044.56 feet along the Westerly boundary of said Lot 6; thence North 89°52’37” East a distance of 370.00 feet; thence South 00°07’23” East a distance of 957.31 feet along the Easterly boundary of said Lot 6 to a point of curve; thence Southwesterly 41.89 feet on the arc of a curve to the right with a radius of 30.00 feet, a central angle of 80°00’00” and a chord which bears South 39°52’37” West a distance of 38.57 feet to a point of tangency; thence South 79°52’37” West a distance of 244.74 feet along the Southerly boundary of said Lot 6 to a point of curve; thence Southwesterly 105.31 feet on the arc of a curve to the right with a radius of 1820.00 feet, a central angle 3°18’56” and a chord which bears South 81°32’05” West a distance of 105.31 feet to the point of beginning.

Parcel No. 15-18-401-005.

A-1

EXHIBIT “B”

(Form of Special Warranty Deed)

AFTER RECORDING RETURN TO:

Parcel No. ____________________

SPECIAL WARRANTY DEED

_______________________, a _________________ (“Grantor”), having an address of _________________________, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, hereby conveys and warrants against all claiming by, through or under Grantor, but only against Grantor’s own actions and no other actions (or inactions) of any other party whatsoever, to _______________________________ (“Grantee”), having an address at ____________________, the following described tract of land located in Salt Lake County, State of Utah:

See Exhibit A, attached hereto and incorporated herein by reference.

TOGETHER WITH all easements, improvements, fixtures, rights, tenements, hereditaments and appurtenances thereto belonging or in any wise appertaining thereto; and together with all improvements located thereon.

SUBJECT to all easements, restrictions, rights-of-way and other matters of record or that would be disclosed by a survey or physical inspection of the property, zoning and other governmental regulations, and taxes and assessments for the year 2022 and thereafter.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, Grantor executed this Special Warranty Deed this ____ day of ________, 2022.

GRANTOR:

___________________, a ________________

By:
Name:
Title:

STATE OF UTAH	)
) ss.
COUNTY OF ______________	)

The foregoing instrument was acknowledged before me this ____ day of ___________, 2022, by _____________________, as _____________ of __________________.

 ____________________________________

Notary Public

B-2

EXHIBIT “C”

(Form of Bill of Sale)

BILL OF SALE

This Bill of Sale (“Bill of Sale “) is made this _____ day of ______, 2022, by and between _______________________ (“Assignor”), and ____________________ (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings set forth in that certain Purchase Agreement between Assignor and Assignee dated ____________ __, 202___ (as amended, the “Agreement”).

RECITALS

Assignee, in connection with Assignee’s purchase of the Property from Assignor, wishes to acquire Assignor’s interest in the Personalty (as defined below), and Assignor wishes to transfer all of Assignor’s interest under the Personalty to Assignee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Bill of Sale. Assignor hereby sells, transfers, assigns and conveys to Assignee all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located at 1960 South 4250 West, Salt Lake City, State of Utah, as more particularly described in Exhibit B attached hereto and made a part hereof (“Real Property”), but excluding trade fixtures and tangible personal property owned or leased by Assignor.

2. As Is. The Personalty conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE.

C-1

3. Miscellaneous

(a) The covenants and conditions contained herein shall apply to, be binding upon, and shall inure to the benefit of each of the parties hereto and their respective successors in interest and assigns.

(b) In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted, or the services of an attorney are retained, to interpret or enforce any provision of this Assignment or with respect to any dispute relating to this Assignment, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith. In the event of suit, action, arbitration, or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

(c) This Bill of Sale may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale on the day and year first above written.

ASSIGNOR:

,
a

By:

ASSIGNEE:

,
a

By:
Its:

C-2

EXHIBIT “D”

(Form of Assignment Agreement)

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Assignment”) is made and entered into to be effective as of the date and year hereinafter written by the ____________________________, a ___________________ (“Assignor”), and __________, a __________ (“Assignee”).

RECITALS

A. Assignor, as of the date hereof, has conveyed to Assignee the real property described in Exhibit A attached hereto and incorporated herein by reference, and the improvements situated thereon (collectively, the “Property”); and,

B. In connection with Assignor’s conveyance of the Property to Assignee, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept, certain rights that Assignor has by reason of Assignor’s ownership and operation of the property.

NOW, THEREFORE, for and in consideration of the foregoing recital, and certain good and valuable consideration delivered by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, as follows:

1. Assignment. Assignor hereby assigns and transfers to Assignee, Assignee’s successors and assigns, Assignor’s rights, title and interest in and to the following (collectively, the “Personal Property”):

(a) All assignable maintenance, service equipment, garbage disposal, security, pest control, laundry, vending, concession, landscaping, gardening, cleaning, janitorial, burglar alarm and fire alarm agreements and contracts, and all other agreements and contracts relating or pertaining in any way to ownership or operation of the Property, including, without limitation, the agreements and contracts described in Exhibit B attached hereto (collectively, “Service Contracts”);

(b) All assignable licenses and/or permits relating to the Property and pending applications with respect to licenses and/or permits relating to the Property;

(c) All assignable warranties and guarantees of contractors, manufacturers, suppliers, and/or installers relating to the Property;

2. As Is. The Personal Property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE.

D-1

3. Acceptance. Assignee hereby accepts the assignment of the Personal Property and agrees to assume and discharge, in accordance with the terms thereof.

4. Further Assurances. Provided Assignor does not incur any cost or liability related to the same, Assignor shall from time to time, upon request by Assignee, provide Assignee with such information and documentation, take such actions, and execute, acknowledge and deliver such documents and instruments as Assignee may reasonably require to better evidence the transfers, assignments, confirmations and assurances covered by this Assignment or intended so to be.

5. Successors and Assigns. The agreements, covenants, warranties and representations herein set forth shall be binding upon, and inure to the benefit of, Assignor and Assignee and their respective successors and assigns.

6. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Assignment, the parties may execute and exchange PDF counterparts of the signature pages, which shall be deemed original signatures for all purposes.

EXECUTED to be effective as of the _____ day of ______________, 2022.

ASSIGNOR:

,
a

By:

ASSIGNEE:

,
a

By:
Its:

D-2